Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

STANTEC INC.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of organization)	(I.R.S. Employer Identification No.)

10160 – 112 Street

Edmonton, Alberta, Canada T5K 2L6

Telephone: (780) 917-7000

(Address of principal executive offices)

STANTEC LONG-TERM INCENTIVE PLAN

(Full title of the Plan)

Stantec Consulting Services Inc.

19 Technology Drive, Irvine, CA 92618-2334

Telephone: (949) 923-6000

(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares	3,499,522 Common Shares	$24.81	$86,823,140.82	$8,743.09

(1)

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the plan described herein.

(2)

Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the Common Shares quoted on the New York Stock Exchange on August 3, 2016.

Pursuant to Rule 429 under the Securities Act, the prospectus included in this Registration Statement also relates to common shares previously registered under the Registrant’s Registration Statement on Form S-8 (Registration Statement No. 333-143084), for which a registration fee was previously paid.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.*

ITEM 2.	Registrant Information and Employee Plan Annual Information. *

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the “Note” to Part I of Form S-8.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC by Stantec Inc. (the “Registrant”) are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2015, filed with the SEC on February 25, 2016.

(b)	The Registrant’s Reports on Form 6-K furnished to the SEC on April 5, 2016, May 12, 2016 and August 4, 2016.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2015.

(c)

The Registrant’s description of its common shares set forth under the heading “Description of Stantec Share Capital” included in Part I of its registration statement on Form F-4 (File No. 333-124748), originally filed with the Securities and Exchange Commission on May 9, 2005 and as subsequently amended.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents. In addition, reports on Form 6-K furnished by the Registrant to the SEC shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date such documents are furnished to the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. The corporation may advance moneys to the director, officer or other individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The individual shall repay any moneys advanced to him or her if he or she does not fulfill the above conditions. Such indemnification and advances may be made in respect of an action by or on behalf of the corporation or such other entity to procure a judgment in its favour only with court approval. Such individual is entitled to indemnification or advances from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which he is subject by reason of being or having been a director or officer of the corporation or another entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

The bylaws of Stantec Inc. (the “Registrant”) provide that, subject to the CBCA, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or another individual who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the Registrant or body corporate, if: (a) the individual acted honestly and in good faith with a view to the best interests of the Registrant; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. The Registrant has entered into individual agreements with its directors and officers that give contractual effect to the indemnification provisions contained in the bylaws.

The Registrant maintains directors’ and officers’ liability insurance which insures the directors and officers of the Registrant and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

ITEM 7.	Exemption from Registration Claimed.

Not Applicable.

ITEM 8.	Exhibits.

See attached Exhibit Index.

ITEM 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edmonton, Alberta, Country of Canada, on this 5th day of August, 2016.

STANTEC INC.

By:	/s/ Robert J. Gomes
Name:	Robert J. Gomes
Title:	President & CEO

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Robert J. Gomes, Daniel J. Lefaivre and Paul J.D. Alpern his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all Amendments (including post-effective Amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert J. Gomes Robert J. Gomes	President and Chief Executive Officer, and Director (Principal Executive Officer)	August 5, 2016

/s/ Daniel J. Lefaivre Daniel J. Lefaivre	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 5, 2016

/s/ Aram H. Keith Aram H. Keith	Chairman of the Board of Directors	August 5, 2016

/s/ Douglas K. Ammerman Douglas K. Ammerman	Director	August 5, 2016

/s/ Delores M. Etter Delores M. Etter	Director	August 5, 2016

/s/ Anthony P. Franceschini Anthony P. Franceschini	Director	August 5, 2016

/s/ Susan E. Hartman Susan E. Hartman	Director	August 5, 2016

/s/ Donald J. Lowry Donald J. Lowry	Director	August 5, 2016

/s/ Ivor M. Ruste Ivor M. Ruste	Director	August 5, 2016

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Stantec Inc. in the United States on this 5th day of August, 2016.

STANTEC CONSULTING SERVICES INC.

By:	/s/ Daniel J. Lefaivre
Name:	Daniel J. Lefaivre
Title:	Treasurer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Incorporation of Stantec Inc. (incorporated herein by reference to the Registrant’s Form F-4 filed with the SEC on May 9, 2005, as amended).

4.2	By-laws of Stantec Inc. (incorporated herein by reference to the Registrant’s Form F-4 filed with the SEC on May 9, 2005, as amended).

4.3	Stantec Long-Term Incentive Plan.

5.1	Opinion of Norton Rose Fulbright Canada LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5).

24.1	Powers of Attorney (contained on the signature pages of this Registration Statement).